Exhibit 10.25

$15 MILLION BONUS PLAN

The Bonus Pool will consist of $15 million dollars if net income for the fiscal year ending December 31, 2009 equals or exceeds $90 million dollars, as adjusted for stock compensation and expenses of the office of Chairman of Heckmann Corporation, the bonuses themselves, and certain contingent payments.

Hong Bin Xu will determine and recommend to Heckmann Corporation the amount each participating company officer, including himself, will receive from the Bonus Pool. Any bonus under this plan will be paid in cash or stock in the sole discretion of Heckmann Corporation. Any bonus under this plan will be payable within 10 business days after the filing of the Heckmann Corporation Form 10-K for the period ending December 31, 2009.